Exhibit 10.1

FIRST AMENDMENT TO

MASTER REPURCHASE AGREEMENT

THIS FIRST AMENDMENT TO MASTER REPURCHASE AGREEMENT (the “Amendment”), dated as of September 28, 2009, is made and entered into among PULTE MORTGAGE LLC (the “Seller”), COMERICA BANK (“Comerica”), as agent (in such capacity, the “Agent”) and a Buyer, and the other financial institutions from time to time signatories thereto (the “Buyers”).

RECITALS:

A.        The Agent, the Seller and the Buyers are parties to that certain Master Repurchase Agreement dated as of May 15, 2009 (as amended or otherwise modified from time to time, the “Repurchase Agreement”).

B.        The Agent, the Seller and the Buyers now desire to amend certain provisions of the Repurchase Agreement as set forth herein.

AGREEMENT:

In consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all parties hereto agree as follows:

1.        Capitalized terms used and not otherwise defined in this Amendment have the meanings specified in the Repurchase Agreement.

2.        In each place that they appear in each of the following provisions of the Repurchase Agreement, the references to “Law” and “Laws” are hereby deleted and replaced with “Legal Requirement” and “Legal Requirements”, respectively.

•	Schedule EL, clause 12

•	Schedule 15.3, clause (m), (q) and (v)(2) and (10)

3.        The words “any provision of any law” in Section 5.2(i) are hereby deleted and replaced with “any Legal Requirement”.

4.        Section 17.12(e) to the Repurchase Agreement is hereby amended and restated as follows:

“(e) Seller Cure Right. If Seller fails to comply with Section 17.12(d) of this Agreement for any fiscal quarter (“Applicable Testing Quarter”), then Seller shall have the right (the “Cure Right”) to have Net Income increased, for purposes of calculating the Seller’s Net Income under Section 17.12(d) for such Applicable Testing Quarter, by an amount equal to the Contribution Amount, subject to the following:

(i) for purposes of this clause (e), “Contribution Amount” shall mean an amount equal to the difference between the actual amount of the Seller’s Net Income for such quarter and the amount of Net Income the Seller was required to have for such quarter under Section 17.12(d), plus $1.00;

(ii) Seller must deliver a written notification (the “Cure Notice”) to the Agent that it intends to exercise the Cure Right under this clause (e) no later than three (3) Business Days after the earlier of (x) the date that the compliance certificate for such Applicable Testing Quarter is required to be delivered pursuant to Section 16.4(a) hereof and (y) the date that the compliance certificate for such Applicable Testing Quarter is actually delivered to the Agent (the “Cure Notification Date”);

(iii) Seller must receive the Contribution Amount from the Parent no later than the thirtieth (30th) Business Day after the earlier of (x) the date that the compliance certificate for such Applicable Testing Quarter is required to be delivered pursuant to Section 16.4(a) hereof and (y) the date that the compliance certificate for such Applicable Testing Quarter is actually delivered to the Agent (the “Cure Date”);

(iv) the Seller may exercise the Cure Right no more than two times during the life of this Agreement, and, notwithstanding anything to the contrary herein, with respect to the second exercise of such Cure Right, the Contribution Amount shall not exceed $5,000,000;

(v) for purposes of any Applicable Measuring Period in which a quarter occurs as to which the Seller exercised a cure right under this clause (e), the Contribution Amount shall be reflected in the determination of the Seller’s Net Income for such quarter; and

(vi) notwithstanding anything in this Agreement to the contrary, any noncompliance with Section 17.12(d) of this Agreement shall not constitute a Default or an Event of Default until the earlier of (x) the day after the Cure Notification Date, if no Cure Notification has been delivered within the Cure Notification Period, and (y) the Cure Date, if the Contribution Amount has not been applied on or prior to the Cure Date; provided, that during the Cure Notification Period, and during the Cure Period if a Cure Notice has been delivered within the Cure Notification Period, the Seller shall not be permitted to request any Transactions.”

5.        Section 20.2 to the Repurchase Agreement is hereby amended and restated as follows:

“20.2 Indemnity. The Seller shall pay, and indemnify, defend and hold harmless the Agent, the Buyers and any of their respective officers, directors, employees, agents, advisors and Affiliates (collectively “Indemnified Parties” and each an “Indemnified Party”) from and against, the “Indemnified Liabilities”, which means any and all claims, liabilities, obligations, losses, damages, penalties, judgments, suits, disbursements and reasonable out-of-pocket costs and expenses (including attorneys’ fees and disbursements of in-house or outside counsel) of any kind whatsoever that may be imposed upon, incurred by or asserted against any of the Indemnified Parties in any way relating to or arising out of any of the Repurchase Documents or any of the transactions contemplated thereby or the use of proceeds or proposed use of proceeds thereof, including, but not limited to, (a) Seller’s failure to comply with, or breach of, any provision of any of the Repurchase Documents, or (b) the failure of Seller, any Indemnified Party or any Purchased Loan to comply with, observe or perform any Legal Requirement with respect to any Purchased Loan; provided, however, that to the extent, if any, that any Indemnified Liabilities are caused by any Indemnified Party’s gross negligence or willful misconduct, the indemnity payable to that Indemnified Party shall be equitably and proportionately reduced, although (i) to the full extent permitted under applicable law, such indemnity shall not be reduced on account of such claims, liabilities, etc. to any extent (x) owed, in whole or in part, under any claim or theory of strict liability, or (y) caused or contributed to by any Indemnified Party’s sole or concurrent ordinary negligence that does not amount to gross negligence or willful misconduct, it being the Seller’s intention to hereby indemnify the Indemnified Parties against their own strict liability and their own sole or concurrent ordinary negligence, and (ii) such gross negligence and willful misconduct exception to the foregoing indemnity shall, in the case of any failure under paragraph (b) above, only be applicable to a failure which first occurs subsequent to termination by Agent of Seller’s rights as Servicer under Section 19.7 hereof.”

6.        Reassertion of Representations and Warranties, No Default.    The Seller hereby represents and warrants that on and as of the date hereof and after giving effect to this Amendment (a) all of the representations and warranties contained in the Repurchase Agreement are true, correct and complete in all material respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Repurchase Agreement, and (b) no Default or Event of Default has occurred and is continuing.

7.        Authority, No Conflict, No Consent Required.    The Seller represents and warrants that the Seller has the limited liability company power and authority to enter into this Amendment and has duly authorized as appropriate the execution and delivery of this

Amendment by proper limited liability company action and none of the agreements contained herein contravene or constitute a default under any agreement, instrument or indenture to which the Seller is a party or a signatory or any provision of the Seller’s Articles of Organization, Operating Agreement or any other agreement or requirement of law, or result in the imposition of any Lien on any of its property under any agreement binding on or applicable to the Seller or any of its property except, if any, in favor of the Buyers. The Seller represents and warrants that no consent, approval or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Seller of this Amendment or the performance of obligations of the Seller herein described, except for those which the Seller has obtained or provided and as to which the Seller has delivered certified copies of documents evidencing each such action to the Buyers.

8.        No Adverse Claim.  The Seller hereby warrants, acknowledges and agrees that no events have taken place and no circumstances exist at the date hereof which would give the Seller a basis to assert a defense, offset or counterclaim to any claim of the Agent or the Buyers with respect to the Seller’s obligations under the Repurchase Agreement as amended by this Amendment.

9.        Conditions Precedent.    The effectiveness of the amendments hereunder shall be subject to satisfaction of the following conditions precedent:

(a)	Receipt by the Agent of this Amendment duly executed by the Seller, the Agent and the Buyers; and

(b)	Receipt by the Agent of an amendment fee in an amount equal to $75,000, for distribution in equal amounts to the Buyers.

10.        Ratifications.   The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Repurchase Agreement and the other Repurchase Documents and except as expressly modified and superseded by this Amendment, the terms and provisions of the Repurchase Agreement and each other Repurchase Document are ratified and confirmed and shall continue in full force and effect.

11.        Survival.      The representations and warranties made by the Seller in this Amendment shall survive the execution and delivery of this Amendment.

12.        Reference to Repurchase Agreement.     Each of the Repurchase Documents, including the Repurchase Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Repurchase Agreement as amended hereby, are hereby amended so that any reference in such Repurchase Documents to the Repurchase Agreement shall mean a reference to the Repurchase Agreement as amended and modified hereby.

13.        Applicable Law.     This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan as applicable to the Repurchase Agreement.

14.        Successors and Assigns.    This Amendment is binding upon and shall inure to the benefit of the Agent, the Buyers, the Seller and their respective successors and assigns, except that the Seller may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each of the Buyers.

15.        Counterparts.    This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

16.        Headings.   The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

17.        ENTIRE AGREEMENT.       THIS AMENDMENT AND THE OTHER REPURCHASE DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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In witness whereof the parties have caused this Amendment to be executed as of the date first written above.

PULTE MORTGAGE, LLC, as Seller

/s/ David M. Bruining
Title: SVP/CFO
Date: September 28, 2009

COMERICA BANK,
as Agent and as a Buyer

/s/ Paul G. Dufault
Title: Vice President
Date: September 28, 2009

BANK OF AMERICA,
as a Buyer

/s/ Leslie Nannen
Title: Senior Vice President
Date: September 28, 2009

SUNTRUST BANK,
as a Buyer

/s/ W. John Wendler
Title: Senior Vice President
Date: September 28, 2009

Signature Page to First Amendment to Master Repurchase Agreement